EXHIBIT 99.1

For Immediate Release

Contacts:
Peerless Systems Corporation:	Investor Contact:
William R. Neil	Geoff High
Chief Financial Officer	Pfeiffer High Investor Relations, Inc.
(310) 297-3146	(303) 393-7044

Peerless Systems Announces Fiscal Year 2006 First Quarter Results

Selected First Quarter and Recent Highlights:

•	First quarter revenue up 107% to $7.2 million versus Q1 last year; revenue exceeds high-end of previous guidance range by 14%

•	Company reports net income of $0.4 million versus previously anticipated net loss

•	Kyocera-Mita makes initial $2.0 million quarterly payment for three-year engineering services project and agrees to $0.25 million incentive bonus

•	Company raises top- and bottom-line guidance for fiscal 2006

EL SEGUNDO, Calif., May 26, 2005 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking technologies and components to the digital document market, today reported financial results for the fiscal 2006 first quarter ended April 30, 2005.

First Quarter 2006 Results

First quarter revenue advanced 107% to $7.2 million compared with $3.5 million reported in last year’s first quarter and $8.3 million reported in the most recent fiscal quarter. Product licensing revenue was $2.9 million compared with $1.9 million in the comparable year-ago quarter and $6.8 million in last year’s fourth quarter – a period in which several large block licenses were renewed. Engineering services and maintenance revenue was $3.2 million versus $0.9 million reported in last year’s first quarter and the $0.8 million reported in the most recent fiscal quarter. The sharp increase in first quarter engineering services revenue resulted from the $2.0 million quarterly payment for services performed under the development project the Company is performing for Kyocera-Mita under a previously announced binding Memorandum of Understanding (MOU). Revenue from sales of the Company’s application specific integrated circuits (ASICs) and the Company’s Everest channel product were $1.1 million compared with $0.7 million in the same quarter last year and $0.7 million in the most recent quarter.

During the first quarter, Peerless and Kyocera-Mita signed a binding MOU that calls for Peerless to provide a range of engineering and product development services. Pursuant to the MOU, Kyocera-Mita has agreed to pay Peerless an aggregate of $24 million, which will be paid in $2.0 million quarterly payments over the initial three year term of the MOU. Peerless is also eligible for certain performance incentives and will be due license fees from Kyocera-Mita for all Peerless and its third-party technologies that are incorporated into Kyocera-Mita products.

Peerless signed new licensing agreements collectively valued at $3.1 million, $1.5 million of which was recognized during the first quarter. Licensing backlog at the end of the quarter was $2.0 million and will be recognized over the next five quarters. The contract backlog for engineering services was $0.3 million, excluding the remaining $22 million anticipated under the Kyocera-Mita binding MOU.

First quarter gross margins were 54.3% compared with 50.2% in last year’s first quarter and 69.0% in the prior quarter. Research and development expenses were $1.3 million, or 17.5% of revenue, compared with $3.4 million, or 96.7% of revenue in last year’s first quarter, when Peerless was completing product testing associated with the planned launch of the Company’s Everest controller. Research and development expenses in the previous quarter were $2.7 million, or 32.5% of revenue. The large decrease in research and development cost and the lower gross margin as a percent of revenue are attributable to the transfer of engineering efforts from Company to customer development efforts. First quarter sales and marketing expenses were $0.9 million, or 13.1% of revenue, versus $1.2 million, or 34.8% of revenue, in the comparable first quarter last year and $0.8 million, or 9.2% of revenue, in the previous quarter. General and administrative expenses were $1.3 million, or 17.7% of revenue, versus $1.2 million, or 33.5% of revenue, in the comparable quarter a year-ago and $1.1 million, or 13.7% of revenue, in last year’s fourth quarter. General and administrative expenses increased as a result of incentives paid for new business wins.

Net income in the first quarter was $0.4 million, or $0.03 per basic share and $0.02 per diluted share, versus a net loss of $4.1 million, or $0.26 per share, in last year’s first quarter and net income of $1.1 million, or $0.07 per share, in the fourth quarter of 2005.

Days sales outstanding for billed and unbilled receivables at the end of the first quarter were 53 as compared with 32 at January 31, 2005. The increase was the result of the early collection of fourth quarter revenues and the delay in the collection of $1.1 million that was received subsequent to April 30, 2005. The Company reported total assets of $13.8 million, including cash and short-term investments of $6.7 million, or $0.41 per share. Stockholders’ equity at the end of the quarter was $7.3 million, or $0.45 per share.

“Our better-than-expected first quarter financial results reflect improved strength within all segments of our business,” said Howard Nellor, president and chief executive officer. “The engineering services program we have initiated with Kyocera-Mita is off to a strong start. We received our first $2 million quarterly payment from Kyocera-Mita in April, and also earned the full $250,000 in potential quarterly incentive fees. Kyocera-Mita has moved several of its engineers from Japan to our headquarters in El Segundo, and we are encouraged by the cooperative spirit our combined teams have adopted in pursuing the expansion of Kyocera-Mita’s product portfolio.”

“The engineering fees from Kyocera-Mita will clearly have a positive impact on our business,” Nellor said. “Of greater significance is the potential long-term royalty revenue represented by this relationship. Although it is not possible to predict the magnitude of any potential licensing fees that might result from the Kyocera-Mita relationship, we are seeking to obtain royalties for the technologies we develop that are in a range of two to four times the amount of engineering services revenue. We are working with Kyocera-Mita to develop technologies for advanced digital imaging products, and we believe the demand for these products in the office workgroup environment could be significant. Kyocera-Mita is already recognized as one of the world’s leading manufacturers of digital imaging equipment and we expect to help them increase their market penetration with our engineering services and advanced technologies. It should be noted that we have not yet defined the products that will utilize our technologies, and at this point we have not negotiated the terms and conditions associated with the licensing of Peerless’ and its third party’s technologies arising out of this development relationship.”

Nellor added, “Our core licensing business also performed well during the quarter, and all anticipated block license purchases were received on time. Additionally, we experienced stronger-than-expected demand for our ASIC chips. The Everest channel product sales were $0.3 million, in line with previous guidance for sales in the range of $0.2 million to $0.4 million. We hope to maintain the momentum we established in the first quarter, and are encouraged by the opportunities we see for the balance of fiscal 2006 and beyond.”

Guidance

Management anticipates second quarter revenue in excess of $8.0 million, subject to the receipt of $3.4 million from three new license agreements for products currently being shipped by Peerless customers. Revenue guidance also anticipates the $2.0 million quarterly payment from Kyocera-Mita and channel sales of the Everest controller in the range of $0.3 million to $0.4 million. Assuming the timely collection of all anticipated revenue, second quarter net income is expected to increase sequentially and it is anticipated that cash and investments will exceed $7.0 million.

For the full fiscal year, management has elevated its expected revenue range to between $32 million and $36 million from the previously anticipated range of between $30 million and $35 million. Additionally, net income is now expected to exceed $2.0 million versus previously anticipated net income of in excess of $1.0 million. Cash and investments at year-end are expected to exceed $8.0 million.

The guidance and other forecasts included above assume that Peerless and Kyocera-Mita will enter into definitive agreements that have similar terms to those contained in the binding MOU, or the parties will continue to operate under the binding MOU.

Peerless Systems Conference Call

Management will hold a conference call to discuss fiscal first quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 800-299-7928 (617-614-3926 for international callers) and entering the passcode 45576083. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through June 2, 2005, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 75737141.

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation is a provider of advanced imaging and networking technologies and components to the digital document market, which includes manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera-Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of forward-looking statements in connection with or related to any discussion of or reference to future operations, opportunities or financial performance sets apart forward-looking statements. In particular, statements regarding the Company’s outlook for future business, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this Release. Risks and uncertainties include those set forth in Peerless’ public filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent Annual Report on Form 10-K dated January 31, 2005 in the Section called Certain Factors And Trends Affecting Peerless And Its Business at pages 16 through 25, inclusive, filed on May 2, 2005.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2005		2004
Revenues:
Product licensing	$2,922	40.5%	$1,909	54.7%
Engineering services and maintenance	3,170	43.9%	898	25.7%
Hardware and other sales	1,123	15.6%	686	19.6%

Total revenues	7,215	100.0%	3,493	100.0%

Cost of revenues:
Product licensing	721	10.0%	419	12.0%
Engineering services and maintenance	1,970	27.3%	1,048	30.0%
Hardware and other sales	608	8.4%	272	7.8%

Total cost of revenues	3,299	45.7%	1,739	49.8%

Gross margin	3,916	54.3%	1,754	50.2%

Operating expenses:
Research and development	1,262	17.5%	3,378	96.7%
Sales and marketing	940	13.1%	1,216	34.8%
General and administrative	1,277	17.7%	1,169	33.5%

Total operating expenses	3,479	48.3%	5,763	165.0%

Income (loss) from operations	437	6.0%	(4,009)	-114.8%
Other income (expense)	(21)	-0.3%	15	0.4%

Income (loss) before income taxes	416	5.7%	(3,994)	-114.4%
Provision for income taxes	2	—	118	3.3%

Net income (loss)	$414	5.7%	$(4,112)	-117.7%

Basic earnings (loss) per share	$0.03		$(0.26)

Diluted earnings (loss) per share	$0.02		$(0.26)

Weighted average common shares outstanding – basic	16,215		15,784

Weighted average common shares outstanding –diluted	17,294		15,784

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 30,	January 31,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$5,362	$5,099
Short-term investments	1,384	1,397
Trade accounts receivable, net	4,166	2,037
Unbilled receivables	101	952
Inventory	662	688
Prepaid expenses and other current assets	451	397

Total current assets	12,126	10,570
Property and equipment, net	1,284	1,382
Other assets	435	695

Total assets	$13,845	$12,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$472	$870
Accrued wages	662	410
Accrued compensated absences	827	754
Accrued product licensing costs	2,150	2,364
Other current liabilities	480	470
Deferred revenue	1,533	897

Total current liabilities	6,124	5,765
Other liabilities	409	418

Total liabilities	6,533	6,183

Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	50,198	49,761
Accumulated deficit	(42,825)	(43,239)
Accumulated other comprehensive income	36	39
Treasury stock	(113)	(113)

Total stockholders’ equity	7,312	6,464

Total liabilities and stockholders’ equity	$13,845	$12,647